Form N-SAR, Sub-Item 77D

Policies with respect to security investments


Nuveen California Dividend Advantage Municipal Fund 2

811-10197


The Board of the above referenced Fund approved changes to the Funds investment policies regarding AMT Bonds. The
Fund added an AMT policy that the Fund will invest no more than 20% in AMT-eligible municipal securities.